Exhibit (h)(2)(a)

FORM OF

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (“Amendment”) dated as of August 12, 2020 is by and between each trust listed on Appendix I hereto (each, the “Trust” and collectively, the “Trusts”) and each series of the Trusts listed on Appendix I hereto (as such Appendix I may be amended from time to time) and The Bank of New York Mellon (the “Bank”).

BACKGROUND:

A.	The Bank and the Trusts entered into a Transfer Agency and Service Agreement dated as of January 26, 2009, as amended to date, (the “Agreement”) relating to the Bank’s provision of services to the Trusts and each of their series identified on Appendix I (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Appendix I to the Agreement is hereby deleted in its entirety and replaced with Appendix I attached hereto.

4.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the meaning ascribed to such term in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

INDEXIQ ETF TRUST

On behalf of each of its Series identified on Appendix I attached hereto

By:
Name:
Title:

INDEXIQ ACTIVE ETF TRUST
On behalf of each of its Series identified on Appendix I attached hereto

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

APPENDIX I

(Amended and Restated as of August 12, 2020)

INDEXIQ ETF TRUST

IQ Hedge Multi-Strategy Tracker ETF

IQ Hedge Macro Tracker ETF

IQ Real Return ETF

IQ Global Resources ETF

IQ Merger Arbitrage ETF

IQ U.S. Real Estate Small Cap ETF

IQ Hedge Market Neutral Tracker ETF

IQ Hedge Long/Short Tracker ETF

IQ Hedge Event-Driven Tracker ETF

IQ 50 Percent Hedged FTSE International ETF

IQ Enhanced Core Plus Bond U.S ETF

IQ S&P High Yield Low Volatility Bond ETF

IQ Chaikin U.S. Small Cap ETF

IQ Chaikin U.S Large Cap ETF

IQ 500 International ETF

IQ Candriam ESG US Equity ETF

IQ Candriam ESG International Equity ETF

INDEXIQ ACTIVE ETF TRUST

IQ Ultra Short Duration ETF

IQ MacKay Municipal Intermediate ETF

IQ MacKay Municipal Insured ETF